EXHIBIT 23.3

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 27, 2021 relating to the financial statements of Genvor Inc. as of and for the years ended December 31, 2020 and 2019, in Amendment No. 1 to the Registration Statement (333-234815) on Form S-1 of Allure Worldwide, Inc., for the registration of its common stock. Our report contains an explanatory paragraph regarding Genvor Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

September 9, 2021

Turner, Stone & Company, L.L.P. Accountants and Consultants
12700 Park Central Drive, Suite 1400 Dallas, Texas 75251 Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665 Toll Free: 877-853-4195 Web site: turnerstone.com	INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS